Exhibit 99.5

PRESS RELEASE

10200 South De Anza Blvd	Cupertino, CA 95014	www.portal.com	Tel: 408.572.2000

Jerome Behar Joins Portal Software, Inc. Board of Directors

CUPERTINO, CA (February 9, 2005)—Portal Software, Inc. (Nasdaq: PRSFE), the premier provider of billing and Revenue Management solutions for global communications and media markets, today announced that Jerome M. Behar has joined its board of directors.

“I am very pleased to welcome Jerry to Portal Software’s board of directors,” said Dave Labuda, president and CEO of Portal Software. “Jerry’s extensive background in financial management and accounting practices will immediately provide Portal invaluable insight on a broad range of strategic and financial operations.”

Mr. Behar is currently the founder and president of Financial Intelligence, a Palo Alto, California-based company which provides financial strategy consulting, and interim CFO services. He was previously vice president of finance and chief financial officer at MS2, a product lifecycle management company in Mountain View, California, and also previously held identical titles at Engineering Animation, a product lifecycle management company based in Ames, Iowa. His experience also includes notable positions as corporate controller and auditor and an extensive background in revenue recognition and GAAP accounting principles. Mr. Behar is a certified public accountant and holds an MBA from Stanford University and a bachelor’s degree in business administration from Michigan State University.

The appointment of Mr. Behar brings Portal’s board to seven members.

About Portal Software, Inc.

Portal is the leading worldwide provider of billing and Revenue Management solutions for the global communications and media markets. The company delivers the only platform for the end-to-end management of customer revenue across offerings, channels, and geographies. Portal’s solutions enable companies to dramatically accelerate the launch of innovative, profit-rich services while significantly reducing the costs associated with legacy billing systems.

Portal is the Revenue Management partner of choice to the world’s leading service providers, including Vodafone, AOL Time Warner, Deutsche Telekom, Telstra, TELUS, NTT, China Telecom, Reuters, Telstra, China Mobile, Telenor Mobil, and France Telecom.

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Forward Looking Statement

Statements in this release contain forward looking statements that involve uncertainties and risks. These and other factors are described in detail in our Annual Report on Form 10-K for the fiscal year ended January 31, 2004 and our quarterly reports on Form 10-Q. All statements made in this press release are made only as of the date set forth at the beginning of this release. Portal undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change.

Copyright 1999-2005. PORTAL, the PORTAL LOGO, INFRANET, INFRANET CABLE, INFRANET DNA, INFRANET IPT, INFRANET WIRELESS, INFRANET WIRELINE, INTERCONNECT, INTEGRATE, RETURN ON INNOVATION, TELCOONE, REAL TIME—NO LIMITS, CONTENT CONNECTOR and BILLINGAGILITY are trademarks or registered trademarks in the United States and in other countries, all owned by Portal Software, Inc. or its subsidiaries.

Media Contacts:

Kevin Payne, kpayne@portal.com, 408.572.3614